Exhibit 99.1

Investor and Media Contact: Whitney Finch
FOR IMMEDIATE RELEASE	Director of Investor Relations
May 6, 2011	813.421.7694
wfinch@walterinvestment.com
WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES FIRST QUARTER 2011 FINANCIAL RESULTS

(Tampa, Fla.) — Walter Investment Management Corp. (NYSE Amex: WAC) (“Walter Investment” or the “Company”) today announced results for the quarter ended March 31, 2011.
The Company reported income before income taxes for the quarter ended March 31, 2011 of $3.6 million, or $0.14 per diluted share as compared to income before income taxes for the first quarter 2010 of $8.2 million, or $0.31 per diluted share. Income before income taxes as compared to the prior year quarter was negatively impacted by $3.0 million, or $0.11 per diluted share, of transaction costs related to the proposed acquisition of Green Tree and a loss of $0.8 million, or $0.03 per diluted share, due to the inclusion of Marix. Net income for the first quarter of 2011 was $3.5 million, or $0.13 per diluted share as compared to net income for the first quarter 2010 of $8.1 million, or $0.30 per diluted share.
Mark J. O’Brien, Walter Investment’s Chairman and CEO, said, “The first quarter has been a significant one for Walter Investment, as we announced the proposed acquisition of Green Tree and are working diligently to close this transaction. We look forward, with great enthusiasm, to completing the transaction, which we believe will be a truly transformative event for Walter Investment, allowing us to expand our generation of revenues from recurring, fee-based streams with high operating margins and participate in the significant growth opportunities presenting themselves in the sector.”
During the first quarter of 2011, the Company completed the purchase of three pools of primarily performing, fixed-rate residential loans on single-family, owner occupied residences. These purchases utilized $44.8 million of cash. In positioning the Company for the Green Tree transaction, management has suspended its portfolio acquisition program.
First Quarter 2011 Operating Highlights
•	Consolidated delinquencies were 4.73 percent at March 31, 2011, as compared to 4.68 percent at December 31, 2010 and 4.21 percent at March 31, 2010. These higher delinquency rates reflect acquisitions of delinquent loans. Excluding loans which were delinquent when acquired, delinquency rates would have been 4.41 percent at March 31, 2011.

•	On an annualized basis, the asset yield for the quarter ended March 31, 2011 was 10.01 percent and the Company’s interest cost on outstanding debt was 6.42 percent. The net interest margin for the quarter, which is net interest income as a percentage of average earning assets, was 5.07 percent, in-line with the first quarter of 2010.

•	Loss severities were 16.3 percent in the first quarter, as compared to 14.4 percent for the fourth quarter of 2010 and 11.9 percent in the first quarter of 2010. Loss severities are calculated as the loss on sale of REO properties (including all costs incurred through disposition) divided by the historical cost basis of REO sold.

•	During the first quarter of 2011, the Company paid dividends declared on December 10, 2010 of $12.9 million to its shareholders
Charles E. Cauthen, Walter Investment’s President and COO, said, “We are pleased with our strong portfolio results in the first quarter. Our field servicing organization’s continued focus on REO inventory levels yielded positive results, decreasing our REO inventory to its lowest level since Q1 2009, while maintaining consistent recovery rates. Our delinquency rates were in-line with our historical performance. As our field servicing organization continues to drive high levels of performance from our residential loan portfolio, we look forward to combining our servicing capabilities with those of the Green Tree platform.”
First Quarter 2011 Financial Summary
Net interest income for the quarter was $21.0 million as compared to $20.6 million in the year-ago period. The improvement resulted primarily from a decrease in interest expense on declining debt balances of older trusts with higher interest rates.
The provision for loan losses was $0.6 million, compared with $1.5 million in the year ago period. The decrease from the year earlier period was primarily driven by improving economic trends, including lower unemployment rates, which supports assumptions for lower default rates.
Non-interest income was $5.7 million in the first quarter of 2011 as compared to $3.5 million in the prior year period, primarily from additional subservicing revenues and fees related to the Marix acquisition offset by lower premium revenues in the insurance business, lower collections on insurance advances and a decline in advisory revenues.
Non-interest expenses increased from $14.4 million in the first quarter of 2010 to $22.4 million for the first quarter of 2011. The prior year quarter included a severance charge of $0.7 million associated with certain senior management changes. The increase in non-interest expense reflects $4.0 million of higher servicing and overhead costs related to the Marix acquisition and the $3.0 million of transaction costs related to the acquisition of Green Tree. Additionally, the Company recorded a $1.1 million adjustment for a decline in value on its REO properties and had an increase of approximately $0.5 million in tax and escrow advances.
Other First Quarter Highlights
On March 28, 2011, the Company announced it had entered into a definitive agreement to purchase GTCS Holdings LLC (“Green Tree”) in a transaction valued at $1.065 billion. Green Tree, based in St. Paul, Minnesota, is a leading independent, fee-based business services company which provides high-touch, third-party servicing of credit-sensitive consumer loans.
At March 31, 2011, the Company had $58.4 million of cash. The Company had no borrowings under its $15 million revolving credit facility at March 31, 2011. The credit facility which was scheduled to mature on April 20, 2011 was terminated on April 6, 2011.
Conference Call Webcast
Members of the Company’s leadership team will discuss Walter Investment’s first quarter results and other general business matters during a conference call and live webcast to be held on Friday, May 6, 2011, at 10 a.m. Eastern Time. To listen to the event live or in an archive which will be available for 30 days, visit the Company’s website at www.walterinvestment.com.

About Walter Investment Management Corp.
Walter Investment Management Corp. is an asset manager, mortgage servicer and mortgage portfolio owner specializing in non-conforming, less-than-prime, and other credit-challenged mortgage assets. Based in Tampa, Fla., the Company currently has $1.8 billion of assets under management and annual revenues of approximately $180 million. The Company is structured as a real estate investment trust (“REIT”) and employs approximately 340 people. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com.
About Green Tree
Green Tree is one of the country’s leading home loan servicers and a full-service solutions provider which partners with credit-risk owners to help them maximize the performance of their loan portfolios. Based in St. Paul, Minn., the company services a diverse $37 billion loan portfolio consisting of over 745,000 loans and employs approximately 1,900 people. For more information, please visit the Green Tree website at www.greentreecreditsolutions.com
Safe Harbor Statement
Certain statements in this release and in any of Walter Investment Management Corp.’s public documents referred to herein, contain or incorporate by reference “forward-looking” statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Walter Investment Management Corp. is including this cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical fact are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “project,” “estimate,” “forecast,” “objective,” “plan,” “goal” and similar expressions, and the opposites of such words and expressions are intended to identify forward-looking statements. Forward-looking statements are based on the Company’s current beliefs, intentions and expectations; however, forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause actual results, performance or achievements, to differ materially from those reflected in the statements made or incorporated in this release. Thus, these forward-looking statements are not guarantees of future performance and should not be relied upon as predictions of future events. The risks and uncertainties referred to above include, but are not limited to, the satisfactory completion of all conditions precedent to the closing of the proposed transaction in accordance with the terms and conditions of the purchase agreement, including the receipt of anti-trust and other regulatory and customer approvals; the negotiation, execution and delivery of definitive financing agreements and the satisfaction of all conditions precedent that will be contained therein; the completion of asset sales contemplated by the purchase agreement; the obligation to pay a termination fee under the purchase agreement in certain circumstances if the closing does not occur; anticipated growth of the specialty servicing sector; future economic and business conditions; the effects of competition from a variety of local, regional, national and other mortgage servicers and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 8, 2011 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 6, 2011.
All forward-looking statements set forth herein are qualified by this cautionary statement and are made only as of May 6, 2011. The Company undertakes no obligation to update or revise the information contained herein, including without limitation, any forward-looking statements, whether as a result of new information, subsequent events or circumstances, or otherwise, unless otherwise required by law.

Walter Investment Management Corp. and Subsidiaries
Consolidated Statements of Income
(dollars in thousands, except share and per share amounts)

	For the Three Months Ended
	March 31,
	2011	2010

Net interest income:
Interest income	$41,355	$41,628
Less: Interest expense	20,392	21,003

Total net interest income	20,963	20,625
Less: Provision for loan losses	625	1,455

Total net interest income after provision for loan losses	20,338	19,170

Non-interest income:
Premium revenue	2,032	2,691
Servicing revenue and fees	2,937	—
Other income, net	699	760

Total non-interest income	5,668	3,451

Non-interest expenses:
Claims expense	877	912
Salaries and benefits	9,139	6,981
Legal and professional	4,031	968
Occupancy	450	345
Technology and communication	988	728
Depreciation and amortization	180	91
General and administrative	3,891	2,618
Real estate owned expenses, net	2,817	1,735

Total non-interest expenses	22,373	14,378

Income before income taxes	3,633	8,243
Income tax expense (benefit)	143	131

Net income	$3,490	$8,112

Basic earnings per common and common equivalent share	$0.13	$0.30
Diluted earnings per common and common equivalent share	$0.13	$0.30

Total dividends declared per common and common equivalent shares	$—	$—

Weighted average common and common equivalent shares outstanding — basic	26,596,187	26,343,279
Weighted average common and common equivalent shares outstanding — diluted	26,730,792	26,403,281

Walter Investment Management Corp. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands, except share amounts)

	March 31,	December 31,
	2011	2010
ASSETS

Cash and cash equivalents	$58,390	$114,352
Restricted cash and cash equivalents	53,658	52,289
Receivables, net	2,018	2,643
Servicing advances and receivables, net	9,779	11,223
Residential loans, net of allowance for loan losses of $14,920 and $15,907, respectively	1,652,361	1,621,485
Subordinate security	1,843	1,820
Real estate owned	58,659	67,629
Deferred debt issuance costs	19,132	19,424
Deferred income tax asset, net	237	221
Other assets	3,927	4,404

Total assets	$1,860,004	$1,895,490

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and other accrued liabilities	$32,112	$33,640
Dividend payable	—	13,431
Mortgage-backed debt	1,260,500	1,281,555
Servicing advance facility	—	3,254
Accrued interest	7,910	8,122

Total liabilities	1,300,522	1,340,002

Stockholders’ equity:
Preferred stock, $0.01 par value per share:
Authorized - 10,000,000 shares
Issued and outstanding - 0 shares at March 31, 2011 and December 31, 2010, respectively	—	—
Common stock, $0.01 par value per share:
Authorized - 90,000,000 shares
Issued and outstanding - 25,801,754 and 25,785,693 shares at March 31, 2011 and December 31, 2010, respectively	258	258
Additional paid-in capital	127,777	127,143
Retained earnings	430,326	426,836
Accumulated other comprehensive income	1,121	1,251

Total stockholders’ equity	559,482	555,488

Total liabilities and stockholders’ equity	$1,860,004	$1,895,490

ASSETS OF THE CONSOLIDATED SECURITIZATION TRUSTS THAT CAN ONLY BE USED TO SETTLE THE OBLIGATIONS OF THE CONSOLIDATED SECURITIZATION TRUSTS:

	March 31,	December 31,
	2011	2010
Restricted cash	$43,149	$42,859
Residential loans, net	1,503,247	1,527,830
Real estate owned	33,569	38,234
Deferred debt issuance costs	19,132	19,424

Total assets	$1,599,097	$1,628,347

LIABILITIES OF THE CONSOLIDATED SECURITIZATION TRUSTS FOR WHICH CREDITORS OR BENEFICIAL INTEREST HOLDERS DO NOT HAVE RECOURSE TO THE COMPANY:

Accounts payable	$458	$471
Mortgage-backed debt	1,260,500	1,281,555
Accrued interest	7,910	8,122

Total liabilities and stockholders’ equity	$1,268,868	$1,290,148

Walter Investment Management Corp. and Subsidiaries
Operating Statistics
(dollars in thousands, except per share amounts)

	2011	2010	2010
	Q1	Q4	Q3

30+ Delinquencies (1)	4.73%	4.68%	4.56%
90+ Delinquencies (1)	2.92%	2.65%	2.57%

Provision for Losses	$0.6	$2.0	$1.4

Real Estate Owned Expenses, Net	2.8	1.1	1.9
Net Charge-offs	$1.6	$2.3	$1.9

Charge-off Ratio (2)	1.07%	0.84%	0.94%

Allowance for Losses	$14.9	$15.9	$16.3
Allowance for Losses Ratio (3)	0.89%	0.97%	1.00%

30+ Delinquencies (1)	$87.2	$84.2	$80.8
REO (Real Estate Owned)	58.7	67.7	64.2
TIO (Taxes, Insurance, Escrow and Other Advances)	19.0	18.3	17.2

Nonperforming Assets (Delinquencies + REO + TIO)	$164.9	$170.2	$162.2
Nonperforming Assets Ratio (4)	8.57%	9.11%	8.75%

Default Rate (5)	3.96%	5.63%	5.15%
Fixed Rate Mortgages	3.88%	5.55%	5.10%
Adjustable Rate Mortgages	7.54%	9.62%	9.34%

Loss Severity (6)	16.30%	14.42%	16.86%
Fixed Rate Mortgages	14.11%	13.58%	12.15%
Adjustable Rate Mortgages	59.23%	43.52%	64.99%

Number of Accounts Serviced (7)	34,880	34,842	34,520

Total Portfolio (8)	$1,923.6	$1,867.7	$1,853.8

ARM Portfolio (9)	$44.2	$37.9	$28.0

Prepayment Rate (Voluntary CPR)	2.15%	1.96%	2.63%

Book Value per Share (10)	$21.68	$21.54	$22.15

Debt to Equity Ratio	2.26:1	2.31:1	2.07:1

(1)	Delinquencies are defined as the percentage of principal balances outstanding which have monthly payments over 30 days past due. The calculation of delinquencies excludes from delinquent amounts those accounts that are in bankruptcy proceedings that are paying their mortgage payments in contractual compliance with bankruptcy court approved mortgage payment obligations.
(2)	The charge-off ratio is calculated as annualized net charge-offs, divided by average residential loans before the allowance for losses.
(3)	The allowance for losses ratio is calculated as period-end allowance for losses divided by period-end residential loans before the allowance for losses.
(4)	The nonperforming assets ratio is calculated as period-end non-performing assets, divided by period-end principal balance of residential loans plus REO and TIO.
(5)	Default rate is calculated as the annualized balance of repossessions for the quarter divided by the average total balance of the portfolio for the quarter.
(6)	Loss severities are calculated as the loss on sale of REO properties divided by the carrying value of REO.
(7)	Includes REO accounts.
(8)	Total portfolio includes the principal balance of residential loans, REO and TIO.
(9)	ARM portfolio includes the principal balance of adjustable rate residential loans and REO resulting from defaulted adjustable rate residential loans.
(10)	Book Value per share is calculated by dividing the Company’s equity by total shares issued and outstanding of 25,801,754.
NM	Not Meaningful